Filed Pursuant to Rule 433

Registration No. 333-202584

Canadian Imperial Bank of Commerce Market Linked Securities

Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the S&P 500® Index due January 9, 2017

Term Sheet to Pricing Supplement dated January 4, 2016

Summary of terms		Investment description
Issuer	Canadian Imperial Bank of Commerce	•	Linked to the S&P 500® Index
Term	Approximately 1 year	•

 Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a Redemption Amount that may be greater than, equal to or less than the Principal Amount of the securities, depending on the performance of the Index from the Starting Level to the Ending Level.

Market Measure	S&P 500® Index (the “Index”)
Pricing Date	January 4, 2016
Issue Date	January 7, 2016
Principal Amount	$1,000 per security (100% of par)	The Redemption Amount will reflect the following terms:
Redemption Amount	See “How the Redemption Amount is calculated” on page 3

If the level of the Index increases:

You will receive the Principal Amount plus 200% participation in the upside performance of the Index, subject to a maximum total return at maturity of 11.3% of the Principal Amount

Stated Maturity Date	January 9, 2017
Starting Level	2012.66, the closing level of the Index on the Pricing Date	If the level of the Index decreases, but the decrease is not more than 7.5%, or equals the Starting Level: You will be repaid the Principal Amount
Ending Level	The closing level of the Index on the Calculation Date
Capped Value	111.3% of the Principal Amount ($1,113 per security)

If the level of the Index decreases by more than 7.5%:

You will receive less than the Principal Amount and will have 1-to-1 downside exposure to the decrease in the level of the Index in excess of 7.5%

Threshold Level	92.5% of the Starting Level
Participation Rate	200%	•	Investors may lose up to 92.5% of the Principal Amount
Calculation Date	January 4, 2017	•

 All payments on the securities are subject to the credit risk of Canadian Imperial Bank of Commerce, and you will have no ability to pursue the securities included in the Index for payment; if the Issuer defaults on its obligations, you could lose some or all of your investment

Calculation Agent	Canadian Imperial Bank of Commerce
Denominations	$1,000 and integral multiples of $1,000 in excess thereof
Agent’s Commission	0.24%; dealers, including Wells Fargo Advisors, LLC (WFA), may receive a selling concession of up to 0.14%	• •	No periodic interest payments or dividends No exchange listing; designed to be held to maturity
CUSIP	13605WBB6

The Issuer’s estimated value of the securities on the pricing date, based on the Issuer’s internal pricing models, is $995.80 per security. The estimated value of the securities is not an indication of actual profit to the Issuer or to any of the Issuer’s affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the securities from you at any time after issuance. See “The Estimated Value of the Securities” in the accompanying pricing supplement.

Investing in the securities involves significant risks. See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying pricing supplement, the accompanying prospectus supplement and prospectus.

This term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the pricing supplement, prospectus supplement and prospectus before making a decision to invest in the securities. Your financial advisor or broker will not accept an order in respect of the securities without first confirming that you have reviewed these documents and that you understand them.

NOT A BANK DEPOSIT AND NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical payout profile

The profile to the right is based on a Capped Value of 111.3% or $1,113.00 per $1,000 security, a participation rate of 200% and a Threshold Level equal to 92.5% less than the Starting Level.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Level, the actual Capped Value, and whether you hold your securities to maturity.

Hypothetical returns

Hypothetical Ending Level	Hypothetical percentage change from the Starting Level to the hypothetical Ending Level	Hypothetical Redemption Amount per security(1)	Hypothetical pre- tax total rate of return	Hypothetical pre-tax annualized rate of return(2)

3522.16	75.00%	$1,113.00	11.30%	10.91%
3018.99	50.00%	$1,113.00	11.30%	10.91%
2717.09	35.00%	$1,113.00	11.30%	10.91%
2616.46	30.00%	$1,113.00	11.30%	10.91%
2415.19	20.00%	$1,113.00	11.30%	10.91%
2213.93	10.00%	$1,113.00	11.30%	10.91%
2113.29	5.00%	$1,100.00	10.00%	9.68%
2012.66(3)	0.00%	$1,000.00	0.00%	0.00%
1912.03	-5.00%	$1,000.00	0.00%	0.00%
1811.39	-10.00%	$975.00	-2.50%	-2.50%
1791.27	-11.00%	$965.00	-3.50%	-3.50%
1710.76	-15.00%	$925.00	-7.50%	-7.59%
1610.13	-20.00%	$875.00	-12.50%	-12.82%
1509.50	-25.00%	$825.00	-17.50%	-18.20%
1006.33	-50.00%	$575.00	-42.50%	-48.00%
503.17	-75.00%	$325.00	-67.50%	-85.46%

(1) Reflects a Capped Value of 111.3%, or $1,113.00 per security.

(2) The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

(3) The Starting Level.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive on the Stated Maturity Date and the resulting pre-tax rates of return will depend on the actual Ending Level.

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How the Redemption Amount is calculated

The Redemption Amount will be determined as follows:

•	If the Ending Level is greater than the Starting Level, the Redemption Amount will be equal to the lesser of:

(i)	$1,000 plus

$1,000 x	Ending Level – Starting Level	x Participation Rate	; and
Starting Level

(ii)	the Capped Value

•	If the Ending Level is less than or equal to the Starting Level, but greater than or equal to the Threshold Level, the Redemption Amount will be equal to $1,000

•	If the Ending Level is less than the Threshold Level, the Redemption Amount will be equal to $1,000 minus

$1,000 x	Threshold Level – Ending Level
Starting Level

In such a case, you will lose up to 92.5% of your Principal Amount.

S&P 500® Index daily closing levels*

*The graph above sets forth the daily closing levels of the Index for the period from January 1, 2005 to December 31, 2015. The closing level on January 4, 2016 was 2012.66. The historical performance of the Index is not an indication of the future performance of the Index during the term of the securities.

Selected risk considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying pricing supplement, the prospectus supplement and prospectus. Please review those risk disclosures carefully.

•	If The Ending Level Is Less Than The Threshold Level, You Will Receive At Maturity Less, And Up To 92.5% Less, Than The Principal Amount Of Your Securities.
•	Your Return Will Be Limited By The Capped Value And May Be Lower Than The Return On A Direct Investment In The Index.

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•	Your Return On The Securities Could Be Less Than If You Owned Securities Included In The Index.
•	No Periodic Interest Will Be Paid On The Securities.
•	The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.
•	The Estimated Value Of The Securities Will Not Be An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	Our Estimated Value Of The Securities Is Lower Than The Principal Amount Of The Securities.
•	Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.
•	Our Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.
•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.
•	Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Securities.
•	Changes That Affect The Index May Adversely Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.
•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.
•	We, Wells Fargo Securities And Our Respective Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.
•	The Stated Maturity Date May Be Postponed In Certain Circumstances.
•	We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.
•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.
•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.
•	Canadian Income Tax Matters.
•	The Amount You Receive On The Securities Will Depend Upon The Performance Of The Index And Therefore The Securities Are Subject To The Following Risks, As Discussed In More Detail In The Prospectus Supplement:
•	The Issuer of a Security or Currency That Comprises an Index Could Take Actions That May Adversely Affect an Indexed Note.
•	Investors in Indexed Notes Will Have No Ownership of the Underlying Securities.
•	An Index to Which a Note Is Linked Could Be Changed or Become Unavailable.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the principal amount of the securities. Canadian Imperial Bank of Commerce, Wells Fargo Securities, LLC and their respective affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission (the “SEC”) for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.

Consult your tax advisor

Investors should review carefully the accompanying pricing supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

The S&P 500 Index is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by the Issuer. Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by the Issuer. The securities are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions, or interruptions of the S&P 500 Index.

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